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                                                                    EXHIBIT 10.4

                              MANAGEMENT AGREEMENT

         THIS MANAGEMENT AGREEMENT (the "Agreement"), dated as of October 9, 1997, by and between Genesis ElderCare Network Services, Inc., a Pennsylvania corporation ("Manager") and Genesis ElderCare Corp., a Delaware corporation (the "Owner").

                                   BACKGROUND

         A. Owner is a company formed at the direction of four equity sponsors (the "Equity Sponsors"), including Genesis Health Ventures, Inc., a Pennsylvania corporation and the parent of Manager ("Genesis").

         B. Pursuant to the terms of an Agreement and Plan of Merger, dated June 16, 1997 (the "Merger Agreement"), among Owner, a subsidiary of Owner and The Multicare Companies, Inc., a Delaware Corporation ("Multicare"), Owner will acquire the business of Multicare, including (i) those certain eldercare facilities, and the equipment and supplies at such facilities, at the locations and containing the number of beds listed on Exhibit A hereto and (ii) those certain service companies, management companies and other businesses identified on Exhibit A hereto.

         C. Owner desires to engage Manager to manage and operate the Business on the basis, terms and conditions set forth below.

         D. Manager and Genesis are in the business of operating and managing eldercare facilities and health care service companies and providing operational, accounting and financial services to such businesses, and Manager is willing to provide management services with respect to the Business on the basis, terms and conditions set forth below.

         E. The parties and the Equity Sponsors intend that, with certain exceptions as set forth herein, Manager will be responsible for all the non-extraordinary sales, general and administrative expenses of the Business.


                                      TERMS

                  NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements set forth below, and intending to be legally bound, Manager and Owner agree as follows:


                  SECTION 1. Appointment of Manager. Owner hereby appoints and employs Manager as operating manager of the Business, and Manager agrees to act as operating manager of the Business, to supervise, direct and control the day to day business activities, management and operation of the Business and all phases of its operations in the name of and on behalf of Owner and for Owner's account during the term of this Agreement.


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                  SECTION 2. Term. The term of this Agreement shall commence on the date payment is made by Owner for shares of common stock of Multicare pursuant to the Offer (as defined in the Merger Agreement) and shall continue for a period of five (5) years (the "Initial Term"). After the expiration of the Initial Term, this Agreement shall automatically renew for a period of two (2) years (the "Second Term") unless either party provides the other party with prior written notice of its intention to terminate this Agreement at the end of the Initial Term, which notice shall be given at least one year prior to the expiration of the Initial Term. After the expiration of the Second Term or any subsequent term, this Agreement shall automatically renew for a period of one
(1) year unless either party provides the other party with prior written notice of its intention to terminate this Agreement at the end of its current term, which notice shall be given at least one year prior to the expiration of the then-current term

                  SECTION 3. Responsibilities of Manager. In connection with the supervision, direction and management of the Business, Manager shall (either directly or through supervision of employees of the Business), as agent and on behalf of Owner, perform or cause to be performed, the following services:

                  3.1 Manage the operation of the Business, including, but not limited to, (i) the provision of long-term nursing care, specialty medical services (including, but not limited to, rehabilitation and sub-acute care) and assisted living services to customers at the Facilities, (ii) the provision of staffing, accounting (but not external audit), billing, collection, rate setting and general on-site administrative services at the Facilities and (iii) the provision of health care (including, but not limited to, home care and mobile x-ray), management services, staffing, accounting (but not external audit), billing, collection and rate setting services for the Service Companies.

                  3.2 Use its reasonable efforts to (i) promote and expand Owner's consulting and management businesses in those territories set forth on Exhibit B and (ii) negotiate favorable renewals of Owner's existing contracts relating to all of Owner's consulting and management businesses. Except as provided below, neither Manager nor any of its Affiliates (other than Owner and its Subsidiaries) shall expand their consulting or management businesses in those territories set forth on Exhibit B (the "Restricted Territories") other than on behalf of Owner. Manager and its Affiliates shall be entitled without limitation hereunder to (i) renew existing contracts relating to their management or consulting business in the Restricted Territories and (ii) acquire or make investments in any Person if less than 30% of the revenues of such Person are generated from consulting or management operations in the Restricted Territories. Subject to the following provisions of this Section 3.2, Manager and its Affiliates shall be entitled to acquire or make investments in Persons which generate more than 30% of their revenues from consulting or management operations in the Restricted Territories. In the event that Manager or any of its Affiliates (other than Owner or its Subsidiaries) agrees to acquire or make a controlling investment in any Person 30% or more of the revenues of which are generated from consulting or management operations in the Restricted Territories, Manager or such Affiliate shall as promptly as practicable make a written offer to sell the management and consulting businesses of such Person in the Restricted Territories to Owner at a price equal to the fair market value thereof as mutually determined by Manager and Owner, acting through its board of directors. In the event that Manager and Owner are unable to mutually determine the fair market value of such management and consulting businesses after 30 days from the date Manager first proposes to make an offer to Owner, each of Manager and Owner shall promptly, but in any event within 10 days, select an investment banking firm, which investment banking firms together shall in turn select a third investment banking firm to make such determination. The determination of such third investment banking firm shall be binding on Manager and Owner. Manager or its Affiliate shall make available to Owner upon request any diligence information relating to such management and consulting businesses (including digests or summaries prepared by or for Manager or such Affiliate) in its possession and shall use reasonable efforts to make available to Owner such other information regarding such

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management and consulting businesses as Owner shall request. If Owner elects to accept the offer (which, notwithstanding the provisions of Section 14.3, it may do on behalf of itself or any of its Affiliates), (i) it shall accept the offer in writing within 30 days of its receipt thereof and (ii) the closing of the transaction shall take place at such time and place as shall be mutually agreed, but not later than the later of (A) 45 days after Owner's acceptance of the offer and (B) the time of the closing of Manager's acquisition or investment.

                  In connection with any such sale, Manager agrees that either it or its Affiliate, as applicable, shall either (i) make provision for the Owner to be a beneficiary of the representations and warranties made by the seller with respect to the management and consulting businesses which are the subject of such sale and the seller's agreement to indemnify the buyer or
(ii)(a) make such representations and warranties for the benefit of Owner or its Affiliate, as applicable, with respect to the management and consulting businesses which are the subject of such sale as Manager or such Affiliate shall have received from the seller thereof (provided, that such representations and warranties need not survive longer than the representations and warranties received from the seller) and (b) agree to indemnify Owner or its Affiliate, as applicable, with respect to the management and consulting businesses which are the subject of such sale to the same extent as the seller thereof has agreed to indemnify Manager or such Affiliate.

                  3.3 At the Facilities, select, supervise and train an adequate staff, as required by law and subject to availability, of nurses, nurse aides, office and other employees, including an administrator (the "Administrator") and a registered nurse as director of nursing (the "Director of Nursing") (each of whom may be replaced by Manager from time to time), and promote, direct, assign and discharge all such employees at Manager's sole discretion. At the Service Companies, select, supervise and train an adequate staff of employees, subject to availability, including office and other employees (each of whom may be replaced by Manager from time to time), and promote, direct, assign and discharge all such employees at Manager's sole discretion. During the term of this Agreement, Manager, in Manager's sole discretion, may directly employ any Facility Administrator and Director of Nursing and any principal officer of a Service Company (subject to the provisions of Medicare Conditions of Participation for Home Health Agencies). All other employees shall be employees of Owner and shall be carried on the payrolls of the appropriate Facility or Service Company. Subject to Section 5.4, Owner agrees to reimburse Manager for any and all employment related costs associated with the Administrator, Director of Nursing or principal officer of a Service Company receiving any form of compensation from Manager, including, without limitation, salary, bonuses, reasonable business expense reimbursements approved by Manager, employer's FICA payments, unemployment compensation and other employment taxes, bonuses, automobile allowances, vacation, personal and sick leave benefits, workers' compensation, group life, health and accident insurance premiums, disability and other compensation and benefits (collectively, "Employment Costs"). The compensation payable to any employee directly hired by Manager shall be reasonable and in line with compensation payable by other similar eldercare facility and service company operators to similar level employees in each business' general market area. Such compensation shall also be in line with compensation payable by Genesis to similar level employees of Genesis' comparable businesses in each such business' general market area. If any Person directly hired by Manager to perform services for the Business shall at any time while Owner is responsible for the compensation or any employment related costs for such person perform any services for Genesis or any of its Affiliates (other than Owner or its subsidiaries), Manager shall reimburse Owner for Genesis' or its Affiliates pro rata share of such employee's compensation and employment related expenses. From the time notice of termination is given hereunder and until one year following the termination of this Agreement, neither Manager nor any of its Affiliates (other than Affiliates of Manager that are Affiliates of The Cypress Group L.L.C. or TPG Partners II, L.P.) shall, directly or indirectly, for Manager or on behalf of any other Person or business entity, solicit, recruit, entice or persuade any Person who is then an employee of Owner or such Affiliates to leave the employ of Owner or its Affiliates or to contract with Manager or any other

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Person, nor shall Manager, directly or indirectly, hire any employee of the
Business discharged or replaced during such period by Manager pursuant to this
Section 3.3; provided, that the foregoing restriction shall not apply with respect to any employee who approaches Manager on his or her own initiative without any encouragement by Manager.

                  3.4 With the prior written consent of the Operating Committee (as defined below), institute and amend from time to time, general salary scales, personnel policies and appropriate employee benefits for all employees of the Business.

                  3.5 Issue bills for services and materials furnished by the Business and collect accounts receivable and monies owed to the Business; design and maintain accounting, billing, customer and collection records; and prepare and file, or supervise the preparation and filing of, insurance, Medicare, Medicaid and any and all other necessary or desirable applications, reports and claims related to revenue production. Owner expressly constitutes Manager, to the extent permitted by applicable law, as its agent to administer, process and collect, on Owner's behalf and in its name, all insurance and Medicare and Medicaid receivables. Manager shall have the right to enforce Owner's rights as creditor under any contract relating to the Business or in connection with rendering any services for the purposes of collecting accounts receivable and monies owed to any aspect of the Business, and Manager shall make reasonable efforts to collect all such receivables and monies.

                  3.6 Plan, supervise and conduct a program of regular maintenance and repair at the Facilities, except that any single physical improvement or series of related improvements (other than budgeted capital items or maintenance and repair items) costing more than Fifty Thousand Dollars ($50,000) for a single Facility or more than $500,000 for multiple Facilities shall be subject to the prior written approval of the Operating Committee.

                  3.7 Purchase food, beverages, medical, cleaning and other supplies, equipment, furniture and furnishings necessary for the operation and maintenance of the Business and contract for all necessary services for the account of Owner, except that the purchase of any single item or series of related items of equipment, furniture or furnishings (other than budgeted or emergency items at Manager's discretion) which cost more than Fifty Thousand Dollars ($50,000) for a single Facility or Service Company or more than $500,000 for multiple Facilities or Service Companies shall be subject to the prior written approval of the Operating Committee.

                  3.8 Administer, supervise, coordinate and schedule all customer and other services of the Facilities, including the provision of food, barber/beautician and other ancillary services. Subject to the terms of Section 9 hereof, Manager may contract with any of its Affiliates on an arms-length basis, including, but not limited to, for the provision of the following categories of service at, to the extent not included in SG&A Expense (as defined below), Owner's expense: dietary, janitorial and housekeeping, contract maintenance, data processing, group purchasing, pharmacy, diagnostic services, medical and enteral feeding services.

                  3.9 Provide for the payment of accounts payable, employee payroll, taxes, insurance premiums and other obligations of the Business.

                  3.10 With the prior approval of the Operating Committee, institute standards, procedures and policies for admitting and discharging customers, for charging customers for services and for collecting the charges from customers or third parties. The parties contemplate that such standards, procedures and policies

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shall be substantially the same as the standards, procedures policies employed for such purposes in similar eldercare facilities and health care companies managed, owned or operated (directly or indirectly) by Genesis.

                  3.11 Furnish to the Operating Committee for review and approval, policy manuals discussing aspects of the operation of the Facilities and propose revisions to such policy manuals from time to time.

                  3.12 Obtain and maintain at, to the extent not included in SG&A Expense, Owner's expense insurance coverage for the Business, including insurance coverage naming Owner, Manager and such other persons as may be reasonably requested by Owner as additional insureds, with respect to services that will be provided by the Business.

                  3.13 Subject to the terms of Section 9 hereof, negotiate and enter into, in the name of and on behalf of Owner, such agreements, contracts and orders as it may deem necessary or advisable for the furnishing of services, concessions and supplies for the operation and maintenance of all aspects of the Business, except that any single agreement, contract or order or series of related agreements, contracts or orders (other than budgeted agreements, contracts or orders) requiring payments of more than Fifty Thousand Dollars ($50,000) for a single Facility or Service Company or more than $500,000 for multiple Facilities or Service Companies shall be subject to the prior written approval of the Operating Committee. In entering into any such arrangements, Manager shall use reasonable efforts to negotiate terms no less favorable to the Business than the terms of similar arrangements at similar eldercare facilities and health care companies managed, owned or operated (directly or indirectly) by Genesis, including, without limitation, the terms of arrangements (including those relating to rebates) for the provision by the Business of services to third parties.

                  3.14 Handle and settle employee relation matters, union and non-union, and negotiate on behalf of Owner (and in conjunction with Owner's counsel) with any labor union lawfully entitled to represent employees who work at any aspect of the Business; provided, however, any collective bargaining agreement or labor contract must be submitted to the Operating Committee for its prior written approval and, provided, further, that the institution of any labor litigation and any labor settlement in excess of the sum of Fifty Thousand Dollars ($50,000) for a single Facility or Service Company or more than $500,000 for multiple Facilities or Service Companies shall be subject to the prior written approval of the Operating Committee.

                  3.15 As appropriate, file or contract for filing, annual and semi-annual Medicare and Medicaid cost reports, budget cost reports for setting each Facility's initial rate and interim rate increase requests.

                  3.16 Implement and maintain appropriate accounting and internal control systems, including, without limitation, an annual internal audit, using accounts and classifications and in scope consistent with those used and performed in similar eldercare facilities and health care companies managed, owned or operated (directly or indirectly) by Genesis. Manager shall determine the scope of the internal control systems to be implemented and maintained based on the entirety of the Business. The plan for the annual internal audit to be performed on the Business shall be presented to the Operating Committee each year. All reports prepared by Manager in connection with, or relating to, accounting and internal control systems shall be promptly provided to the Operating Committee. The parties acknowledge and agree that to the extent the Operating Committee wishes to do so, it may, at Owner's expense, engage an outside firm of independent accountants to perform such services as it may request, including, without limitation, to review the calculation of Net Revenues (as defined below) or the Management Fee (as defined below) or the appropriateness of costs

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not absorbed by the Manager as SG&A Expense. Manager acknowledges that any change in the Business' accounting policies shall require the approval of Owner's Board of Directors.

                  3.17 Engage third-party consultants and professionals, including outside legal counsel, as may be reasonably necessary in Manager's business judgement. The parties agree that (i) the retention of outside legal counsel shall be made on a basis consistent with Genesis' historical policies and practices for the retention of outside counsel and with prior written notice to the Operating Committee and (ii) any retention of third-party consultants and professionals, including outside legal counsel for any matter or series of related matters in which the fees and expenses are reasonably likely to exceed Fifty Thousand Dollars ($50,000) in excess of any amounts expressly budgeted for such purposes shall require the prior written approval of the Operating Committee.

                  3.18 Implement and maintain a program to provide objective measurements of the quality of healthcare provided at all aspects of the Business. Manager may utilize customer questionnaires and interviews, periodic inspection, and such other techniques as Manager may reasonably deem necessary to maintain the quality of healthcare at the Facilities and Service Companies.

                  SECTION 4. Responsibilities of Owner. Owner makes the following covenants which are material covenants and upon which Manager relies as an inducement to enter into this Agreement:

                  4.1 Owner will cooperate reasonably with Manager in every respect to allow Manager to perform its services under this Agreement and will furnish Manager with all information reasonably required by it for the performance of its services under this Agreement. Owner will permit Manager full access to the Business and will allow Manager to examine and copy any data in the possession and control of Owner affecting management and/or operation of the Business.

                  4.2 The Operating Committee, on behalf of Owner, will examine documents submitted by Manager to it and render reasonable decisions pertaining thereto, when required, promptly, to avoid unreasonable delay in the progress of Manager's work, and, in any event, if the Operating Committee, other than as a result of any action or omission by Genesis or any of its representatives, shall not respond negatively in writing to the notice within fifteen (15) days after the notice is sent, the Operating Committee shall be deemed to have approved the matter submitted. In any emergency situation (as reasonably determined by Manager), Manager shall not be required to seek or obtain Owner's approval for any actions which Manager, in its sole judgment, deems necessary or appropriate to respond to such situations, provided, that Manager shall, if the situation permits (as reasonably determined by Manager) first attempt to contact the Operating Committee, and, provided, further, Manager shall promptly report any such action to the Operating Committee in writing. Owner shall execute and deliver any and all applications and other documents that may be reasonably deemed by Manager to be necessary or proper to be executed by Owner in connection with the operation of the Business.

                  4.3 Owner agrees that Manager retains all ownership and other rights in all of Manager's proprietary systems, policy and other manuals and materials, in whatever form; provided, however, that any such systems, policy or other manuals and materials, in whatever form, developed by Manager in the performance of its services under this Agreement specifically for the Business shall be the property of Owner. Nothing contained in this Agreement shall be construed as a license or transfer of any information either during the term of this Agreement or otherwise. Upon termination of this Agreement, Owner shall

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immediately return to Manager all information that belongs to Manager, and
Manager shall return to Owner all information that belongs to Owner.

                  4.4 From the time notice of termination is given hereunder and until one year following the termination of this Agreement, Owner shall not, directly or indirectly, for Owner or on behalf of any other Person or business entity, solicit, recruit, entice or persuade any Person who is then an employee of Manager or its Affiliates (other than Affiliates of Manager that are Affiliates of The Cypress Group L.L.C. or TPG Partners II, L.P.) to leave the employ of Manager or its Affiliates or to contract with Owner or any other Person, nor shall Owner, directly or indirectly, hire any such employee; provided, that the foregoing restriction shall not apply with respect to any employee who approaches Owner on his or her own initiative without any encouragement by Owner or any employee who is or was an employee of Multicare or any of its subsidiaries.

                  SECTION 5.  Fees; SG&A Expense.

                  5.1 Management Fee. In consideration for the services rendered by Manager under this Agreement, and subject to the provisions of this Section 5, Manager shall be paid a fee equal to six percent (6%) of Net Revenues for each month while this Agreement is in effect; provided, that in no event may the annual fee for any full calendar year be less than $23,900,000 (the "Management Fee"). The Management Fee shall be payable monthly as provided below. Owner shall pay to Manager $1,991,666 (the "Minimum Monthly Fee") in advance on the first business day of each month. In the event that the Management Fee payable for any month is greater than the Minimum Monthly Fee, the excess of the Management Fee for such month over the Minimum Monthly Fee shall, subject to the provisions of this Section 5, be paid (each such payment, an "Excess Payment") on the first business day of the second following month in addition to the Minimum Monthly Fee payable on such day (i.e., any excess payable in respect of March shall be paid on the first business day in May, together with the Minimum Monthly Fee payable for May). In the event that the Management Fee payable for any month is less than the Minimum Monthly Fee, the Minimum Monthly Fee for the second following month shall be reduced (each such reduction, a "Payment Reduction") by the excess of the Minimum Monthly Fee over the Management Fee (i.e., any overpayment in respect of March shall be deducted from the Minimum Monthly Fee payable on the first business day in May); provided, that the Minimum Monthly Fee for any month may only be so reduced to the extent that the aggregate of the Excess Payments in respect of prior months in the same fiscal year are greater than the aggregate of the Payment Reductions in respect of prior months in the same fiscal year (it being the intention of this Agreement that at no time during any fiscal year shall the aggregate of the Management Fees paid to Manager hereunder be less than $1,991,667 times the number of months passed in such fiscal year). To the extent that the Management Fee payable in respect of any month exceeds the greater of (i) $1,991,666 and (ii) 4% of Net Revenues for such month, such Management Fee shall be paid only to the extent that (a), both before and after giving effect thereto, there shall exist no default under the Senior Debt Agreement (as defined below) or the Subordinated Debt (as defined below) and (b) such payment does not result in a violation of a covenant under the Senior Debt Agreement or the Subordinated Debt. Any portion of the Management Fee not paid as a result of the immediately preceding sentence shall accrue (without interest) and be owing to Manager.

                  In the event it is determined that the Management Fee paid or accrued in respect of any month is based upon an incorrect calculation of Net Revenues for such month, the parties agree, subject to the provisions of the immediately preceding paragraph, promptly to make such cash payments or adjustments to accrued amounts as may be appropriate to reflect the Management Fee based upon the correct calculation of Net Revenues.


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                  Except for termination of this agreement as provided in
Section 11, neither party hereto shall enter into or suffer to exist any direct or indirect restriction on the ability of (i) the Owner to make payment to the Manager of the Minimum Monthly Fee on a timely basis hereunder or (ii) such party to comply with the provisions of this Section 5.

                  5.2 Other Fees and Reimbursements. Owner shall reimburse Manager each month while this Agreement is in effect for an amount equal to 52.0% of the Net Revenue from Owner's management and consulting businesses less $115,250. Such reimbursement in respect of any month shall be paid on the first business day of the second following month (i.e., any reimbursement in respect of March shall be paid on the first business day in May. In the event it is determined that the reimbursement paid in respect of any month is based upon an incorrect calculation of Net Revenues for such month, the parties agree promptly to make such cash payments as may be appropriate to reflect the reimbursement based upon the correct calculation of Net Revenues.

                  The Management Fee and the reimbursement described in the immediately preceding paragraph shall be in addition to any and all other reimbursements due Manager, including, without limitation, to the extent not in SG&A Expense, reimbursements for Employment Costs and tax contests. Except as provided in the immediately preceding paragraph, Manager shall not be entitled to reimbursement in respect of any expense or other amount that is an SG&A Expense.

                  5.3 Overdue Invoices. Owner shall pay Manager interest on amounts due to Manager which are not paid within thirty (30) days of their due date (other than as a result of Manager's willful failure to pay such amounts and other than with respect to the portion of the Management Fee which is accrued and not then currently payable, if any, which shall be non-interest bearing) at a rate per annum equal to the prime rate announced from time to time by Mellon Bank, N.A. plus 1.00%.

                  5.4 SG&A Expense. Notwithstanding anything to the contrary, all SG&A Expense of the Business shall be for the account of, and shall be borne by, Manager. Manager shall promptly reimburse the Business for any SG&A Expense paid by the Business. Notwithstanding the foregoing, Manager shall not be responsible for any severance or bonus payments required to be made under pre-existing obligations as a result of the Merger.

                  SECTION 6.  Budgets and Reports.

                  6.1 Annual Budget; Five-Year Plan. Within ninety (90) days of the date of this Agreement, and no later than sixty (60) days prior to the end of each fiscal year of the Business, Manager shall submit to the Board of Directors of Owner an annual budget (each an "Annual Budget"), including, but not limited to, an income statement, a balance sheet, a statement of cash flows and a schedule of all material assumptions, covering the operations of and proposed capital expenditures to be made with respect to each aspect of the Business for the applicable period. The Board of Directors of Owner shall approve or disapprove the Annual Budget submitted by Manager no later than thirty (30) days following the receipt thereof.

                  6.2 Capital Expenditures. The Annual Budget shall include a capital budget (the "Capital Budget") outlining a program of capital expenditures as may be required by applicable law, any lender of Owner or in Manager's reasonable business judgment during the next fiscal year (or the remainder of the current fiscal year, in the case of the initial budget), in which each proposed capital expenditure will be designated as either mandatory, highly recommended or desirable. The Board of Directors of Owner may

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approve or reject, in its discretion, each proposed capital expenditure, except those indicated as mandatory. Owner shall not unreasonably withhold or delay its consent to highly recommended capital expenditures. Manager shall be responsible for designating as a "mandatory capital expenditure" any expenditure which, if not made would, in Manager's reasonable judgment, (a) cause any aspect of the Business to lose or put at risk its license, (b) place at risk the life of a customer of the Business, (c) cause the ineligibility of any aspect of the Business under any third party payor program applicable to the Business or (d) cause the issuance of a formal notice that the operating license for any material aspect of the Business or any substantial portion of the Business will be revoked or suspended or qualified in any material adverse respect.

                  6.3 Operating Budget. The Annual Budget shall include an operating budget (the "Operating Budget") setting forth an estimate of monthly operating revenues and expenses for the Business for the next fiscal year (or the remainder of the current fiscal year, in the case of the initial budget), together with an explanation of anticipated changes in the Business.

                  6.4 Reports. As soon as available and in any event within forty-five (45) days after the end of each month, Manager shall provide to the Operating Committee a report reconciling the actual operating expenses incurred during such month to the operating expenses shown on the Operating Budget for such month. Manager shall also furnish or arrange for the preparation of such other reports and information as may be reasonably requested from time to time which may include (but shall not be limited to): (a) unaudited monthly financial statements of the Owner for the month then ended, prepared on a basis consistent with the annual statements; (b) at Owner's expense, audited annual financial statements of the Owner prepared by a nationally recognized certified public accounting firm, prepared in accordance with GAAP and including a balance sheet and a statement of shareholders' equity as of the end of the fiscal year and statements of income and cash flows for the year then ended; (c) monthly census information of the Facilities as of the end of such month in sufficient detail to show by payor mix (i.e., private, Medicare, Medicaid and V.A.) the average monthly census of the Facilities; (d) an aged accounts receivable report from each aspect of the Business in sufficient detail to show amounts due from each class of customer-mix by the account age classifications of thirty (30) days, sixty (60) days, ninety (90) days, one hundred twenty (120) days, and over one hundred twenty (120) days; (e) all appropriate Medicare and Medicaid reports necessary under such programs; (f) a monthly detailed roll forward of each accounting reserve, presenting the beginning balance, provisions, cash payments other debits and credits and the ending balance; (g) a five year plan; and (h) any other operating statistics or financial information as the Board of Directors of Owner may from time to time reasonably request. In addition, Manager shall provide to the Board of Directors of Owner reports comparable in scope and substance to those provided to the Board of Directors of Genesis in respect of similar eldercare facilities and health care companies managed, owned or operated (directly or indirectly) by Genesis.



                  SECTION 7.  Bank Accounts and Working Capital.

                  7.1 Manager, in the name and on behalf of Owner, shall transfer all revenues of the Business as promptly as practicable following receipt thereof, but in no event less frequently than weekly, for deposit into a bank account or accounts established exclusively for that purpose (the "Operating Accounts") established in Owner's name. Manager shall supervise the disbursements from the Operating Accounts on behalf of Owner of such amounts and at such times as the same are required in Manager's reasonable business judgment. Manager shall discharge such supervisory responsibilities in accordance with reasonable and customary business standards and practices. All costs and expenses (including the Management Fee and other amounts due Manager) incurred in the operation of the Business shall be paid out of the Operating Accounts in accordance with, to the extent applicable, Sections
5.1 and 5.2. Manager shall specify, with the approval of the Operating Committee, the signatory or signatories of Manager required on all checks or other documents of withdrawal submitted by Manager on the Operating Accounts.

                  7.2 Taxes. Any federal, state or local income taxes, imposed on the Business and arising from Owner's period of ownership are, to the extent not included in SG&A Expense, the obligations of Owner, not of Manager, and shall be paid out of the Operating Accounts of the Business. With the prior written consent of the Operating Committee, Manager may (and at the Operating Committee's direction, Manager shall) contest the validity or amount of any such tax or imposition on the Business.

                  SECTION 8.  Licenses, Permits, Certifications and Contests.

                  8.1 Manager, as agent of Owner, shall assist Owner in its application for, in the name of Owner, and to obtain and maintain, on behalf of Owner, all necessary licenses, permits and approvals to operate the Business to substantially comply with all applicable laws, rules and regulations and to be eligible for participation in the Medicaid Program and Federal Medicare Program.

                  8.2 Neither Owner nor Manager shall knowingly take any action or fail to take any action which such party knows will cause any governmental authority having jurisdiction over the operation of the Business to institute any proceeding for the suspension, rescission or revocation of any necessary license, permit or approval. Manager shall not take any action or fail to take action which Manager knows will adversely affect the Owner's right to accept and obtain payments under Medicare, Medicaid or any other public or private third party medical payment programs.

                  8.3 Manager shall, with the approval of and, to the extent not included in SG&A Expense, at the cost of Owner, have the right, on behalf of Owner, to contest by appropriate legal proceedings, diligently conducted in good faith in the name of Owner, the validity or application of any agreement, law, ordinance, rule, ruling, regulation, order or requirement of any governmental agency having jurisdiction over the operation of the Business. Owner shall reasonably cooperate with Manager with regard to any such contest. Counsel for any such contest shall be selected by Manager in accordance with Section 3.17. Manager shall, with the consent of the Operating Committee and, to the extent not included in SG&A Expense, at Owner's cost and expense, process all third party payment claims and appeals for the services provided at the Business, including without limitation, exhaustion of all applicable administrative proceedings or procedures, adjustment and denials by governmental agencies or their fiscal intermediaries and other third party payors.

                  8.4 Owner shall comply with all federal, state and local laws, rules and regulations and requirements which are applicable to Owner provided that Owner, at its sole expense and without cost to Manager, shall have the right to contest by proper legal proceedings the validity, so far as applicable to it, of any such law, rule, regulation or requirement, provided that such contest shall not result in a suspension of operations of any aspect of the Business, and provided, further, Owner shall not be deemed to be in breach of this covenant if Owner's failure to comply with any such law, rule, regulation or requirement is the result of the gross negligence or willful misconduct of Manager.

                  SECTION 9.  Transactions With Specialists and Affiliates.

                  9.1 Staff Specialists. In addition to the other managerial services provided for in this Agreement, Manager shall make available to the Business for consultation and advice, when necessary or appropriate, specialists in accounting, budgeting, management, nursing, personnel, purchasing, quality assurance, policies and procedures, legal matters and third party reimbursement.

                  9.2 Transactions with Affiliates. (a) The parties contemplate that Manager or its Affiliates may propose to provide certain contract services to the Business, such as data processing, insurance, dietary and social service consulting, contract maintenance, pharmacy, medical, medical supply and diagnostic services. All such services shall be provided on competitive, arm's length terms. Any single agreement or series of related agreements with Affiliates of Manager requiring payments of more than Fifty Thousand Dollars ($50,000) shall require the approval of the Operating Committee. Owner agrees to adopt provisions to its By-laws providing that for so long as this Agreement is in effect, Owner, acting through the Operating Committee, shall, subject to
Section 9.2(b), review and approve as promptly as practicable all such proposed agreements which are on terms reasonably determined by the Operating Committee to be competitive with the then prevailing, arm's length market terms of agreements for similar quality level of service in the same market area, including, without limitation, terms regarding duration and termination, and which, with respect to services that are then or could be provided by the Business, are not, as reasonably determined by the Operating Committee, expected to exceed the cost the Business would incur if such services were provided by the Business. Notwithstanding anything to the contrary, each contract, agreement or arrangement pursuant to which Manager or its Affiliates provide services to Owner or its subsidiaries shall terminate, and shall contain provisions to the effect that it so terminates, concurrently with any termination of this Agreement.

                  (b) To the extent that services rendered by the Business the costs of which are not included in SG&A Expense (including without limitation, facility-based internal administrative functions, home health care services, mobile x-ray services, therapy services and any other services that would constitute contract services) are available locally on the date hereof for the Business or its customers (including recently discharged customers), Manager agrees that neither it nor its Affiliates (other than Owner or its subsidiaries) shall provide such services to the Business or such customers in such localities without prior written approval from the Operating Committee. Notwithstanding the foregoing, Manager and Owner shall comply with all applicable laws, including laws providing for patient/resident freedom of choice.


                  SECTION 10. Representations And Warranties. Owner and Manager make the following representations and warranties to the other party:

                  10.1 Status. The representing party is a corporation duly organized and validly existing in good standing under the laws of its state of incorporation, and has all necessary power to carry on its business as now being conducted, to operate its properties as now being operated, to carry on its contemplated business, to enter into this Agreement and to observe and perform its terms.

                  10.2 Authority and Due Execution. The representing party has full power and authority to execute and to deliver this Agreement and all related documents and to carry out the transactions contemplated by this Agreement. The execution of this Agreement by such party will not, with the passing of time, the giving of notice, or both, result in a default under or a breach or violation of (i) such party's organizational documents; (ii) any law, regulation, court order, injunction or decree of any court, administrative agency or governmental body; or (iii) any mortgage, note, bond, indenture, agreement, lease, license, permit or other instrument or obligation to which such party is now a party or by which such party or any of its assets may be bound or affected. This Agreement constitutes a valid and binding obligation of the representing party, enforceable against such party in accordance with its terms, except to the extent that its enforceability is limited by applicable bankruptcy, reorganization, insolvency, receivership or other laws of general application or equitable principles relating to or affecting the enforcement of creditors' rights.

                  10.3 Litigation. There is no litigation, claim, investigation, challenge or other proceeding pending or, to the knowledge of the representing party, threatened against such party, its properties or business which seeks to enjoin or prohibit it from entering into this Agreement.

         SECTION 11.  Termination.

                  11.1 This Agreement shall be immediately terminable by Owner upon the earliest of (i) failure by Genesis to comply with its obligations under the Put Option (as defined in the Put/Call Agreement, dated October 9, 1997 (the "Put/Call Agreement"), among the Equity Sponsors), (ii) an Event of Acceleration (as defined in the Put/Call Agreement) and (iii) any sale by any Equity Sponsor other than Genesis of common stock of Owner pursuant to Section 6.9 of the Put/Call Agreement.

                  11.2 In the event of Manager's material failure to perform any of the covenants of this Agreement, Owner may give Manager notice of its intention to terminate this Agreement. If such failure to perform shall continue for thirty (30) days after such notice, Owner may terminate this Agreement, provided, however, that the Agreement shall not terminate pursuant to this
Section 11.2 until a court of competent jurisdiction has determined that Manager has materially failed to perform such covenant and such failure is continuing; provided, further, that notwithstanding any such judicial determination, this Agreement shall not terminate prior to ninety (90) days after the notice of termination if (i) Manager is diligently making all reasonable efforts to remedy its failure to perform and (ii) such failure could not have been remedied earlier solely for reasons beyond Manager's control.

                  11.3 In the event of any termination of this Agreement in accordance with Section 11.2 above, Manager shall, to the extent required by the lenders under the Senior Debt Agreement, immediately deliver to Owner, in the manner hereafter provided, the sum of $30,000,000 (which may be in cash or in the form of a letter of credit in form and substance reasonably satisfactory to the Agent hereafter described) for the purpose of paying the following specified expenses in connection with securing the services of a replacement manager. Such cash or letter of credit shall be immediately deposited by Manager in an account established for the benefit of Owner with Mellon Bank, N.A., or its successor, as the administrative agent under the Senior Debt Agreement described in Section
14.13 hereof (the "Agent"). Disbursements from such account (including drawings under the letter of credit) shall be made by Agent, upon the request of Owner approved by the Agent, to pay or provide for the payment of the one-time reasonable incremental costs and expenses incurred by Owner in connection with the hiring of a replacement manager. Owner shall have no obligation to repay to Manager any amounts expended from the account established in accordance herewith; provided, that Manager, upon the earlier of (i) six months from the date of the retention of the replacement manager and (ii) the conclusion of arrangements reasonably satisfactory to the Agent for the securing of the services of a replacement manager shall be entitled to the return of any unexpended portion thereof. The provisions of this Section 11.3 are made by Owner and Manager expressly for the sole benefit of the lenders under the Senior Debt Agreement, and compliance with the provisions hereof may be waived at the sole discretion of, and this Section 11.3 shall not be amended or modified in any respect without the express written approval of, the Agent.

                  SECTION 12.  Notices.

                  Any notice, communication or demand requiring or permitted to be given under this Agreement shall be in writing (including facsimile communications) and shall be sent by first-class mail (return receipt requested), nationally-recognized overnight courier, facsimile transmission or personal delivery. All notices shall be sent to the applicable party addressed as follows:

                  12.1 To Owner, by addressing the same to:

                             Genesis ElderCare Corp.
                             148 West State Street
                             Kennett Square, PA  19348
                             Attention: Chairman and CEO, Michael R. Walker
                             Attention: Law Department, Ira C. Gubernick, Esq.
                             Facsimile: (610) 444-7483

                    with a required copy to:

                             The Cypress Group L.L.C.
                             65 East 55th Street, 19th Floor
                             New York, New York  10022
                             Attention:  William L. Spiegel
                             Facsimile:  (212) 705-0199

                    with a required copy to:

                             TPG Partners II, L.P.
                             345 California Street, Suite 3300
                             San Francisco, CA  94104
                             Attention:  Karl I. Peterson
                             Facsimile:  (415) 743-1501

                    with a required copy to:

                             Nazem, Inc.
                             645 Madison Avenue
                             New York, NY  10022
                             Attention:  Fred Nazem
                             Facsimile:  (212) 371-2150
                   with a required copy to:

                          Simpson Thacher & Bartlett
                          425 Lexington Avenue
                          New York, New York  10017
                          Attention:  William E. Curbow. Esq.
                          Facsimile:  (212) 455-2502

                  12.2  To Manager, by addressing the same to:

                          Genesis ElderCare Network Services, Inc.
                          148 West State Street
                          Kennett Square, PA  19348
                          Attention:  Chairman and CEO, Michael R. Walker
                          Attention:  Law Department, Ira C. Gubernick, Esquire
                          Facsimile:  (610) 444-7483

                   with a required copy to:

                          Blank Rome Comisky & McCauley
                          Four Penn Center Plaza
                          Philadelphia, PA  19103
                          Attention:  Stephen E. Luongo, Esquire
                          Facsimile:  (215) 569-5555

Any such properly given notice shall be effective on the earliest to occur of receipt, telephone confirmation of receipt of facsimile communication, one business day after delivery to a nationally recognized overnight courier, or five business days after deposit in the mail, return receipt requested.

                  SECTION 13.  Costs And Expenses; Indemnity.

                  13.1 Except as otherwise expressly provided in this Agreement,
(i) all costs, expenses and purchases arising out of, relating to or incurred in the operation of the Business, including, without limitation, the fees, costs and expenses of consultants and professionals, shall be the sole responsibility of Owner and (ii) Manager, by reason of the execution of this Agreement or the performance of its services under this Agreement, shall not be liable for or deemed to have assumed any liability for such fees, costs and expenses, or any other liability or debt of Owner whatsoever, arising out of or relating to the Business or incurred at its central administrative offices in the performance of its obligations hereunder. Manager shall have no obligations to advance any sums required to maintain necessary licenses and permits and to otherwise keep any aspect of the Business operating, without assurances that the necessary funds for the discharge of any such liability of any such obligation will be punctually paid by Owner.

                  13.2 To the fullest extent permissible by law, Owner shall indemnify and hold Manager and its Affiliates harmless from and against any and all claims, losses, costs, damages and liabilities, including reasonable attorneys' fees, incurred, caused or occasioned by, in connection with or arising out of this Agreement due to the gross negligence or willful misconduct of Owner, its agents, employees or contractors or Owner's violation or failure to perform, or misrepresentation with respect to, any of the terms covenants or conditions of this Agreement, except if, and to the extent that, such claim, loss, cost, damage or liability results from the gross negligence or willful misconduct of Manager.

                  13.3 To the fullest extent permissible by law, Manager and Genesis shall indemnify and hold Owner and its Affiliates harmless from and against any and all claims, losses, costs, damages and liabilities, including reasonable attorneys' fees, incurred, caused or occasioned by, in connection with or arising out of this Agreement due to the gross negligence or willful misconduct of Manager, its agents, employees or contractors or Manager's violation or failure to perform, or misrepresentation with respect to, any of the terms, covenants or conditions of this Agreement, except if, and to the extent that, such claim, loss, cost, damage or liability results from the gross negligence or willful misconduct of Owner. Nothing in this paragraph shall be deemed or construed to constitute, create or imply any standard of care for the performance by the Manager of its obligations hereunder or limit in any respect Owner's right to make a claim against Manager for the failure by Manager to perform its obligations hereunder.

                  SECTION 14.  Miscellaneous.

                  14.1 Government Regulations. In accordance with its obligations under this Agreement, Owner and Manager shall operate and maintain the Business in compliance with the requirements of any statute, ordinance, law, rule, regulation or order of any governmental or regulatory body having jurisdiction over the Business. If for any reason any term or condition of this Agreement is found to be invalid or contrary to government laws, rules, regulations or orders, Owner and Manager agree to immediately and in good faith modify such term or condition to comply with such government law, rule, regulation or order.

                  14.2 Good Faith Effort by Manager. Manager shall act in good faith and use its reasonable efforts to perform its obligations under this Agreement, but shall have no liability to Owner for any decisions made with respect to, or any actions taken, or in the omission of any actions in connection with, the Business' operations, so long as such decisions, actions or omissions were made or taken in good faith and met the standard of care set forth herein. Any action taken or omitted by Manager in reliance on written advice from accountants with respect to financial reporting matters or legal counsel with respect to legal questions shall be conclusively deemed to have been taken in good faith. The liability of Manager and Genesis to Owner is limited to actual damages suffered by Owner as a direct and proximate result of Manager's breach under any provision of this Agreement. Manager makes no warranties, express or implied, and shall not assume any financial or other responsibilities in connection with its obligations under this Agreement, except as specifically provided in this Agreement. Manager shall be responsible for managing the Business with the same diligence and skill as is employed by it in the management of its similar businesses, including the businesses managed, owned or operated, directly or indirectly, by Genesis, and consistent with the provisions of this Agreement and in substantial compliance with all obligations imposed on Owner which are known to Manager.

                  14.3 Assignment. Neither Manager nor Owner shall assign its rights or obligations under this Agreement without prior written consent of the other, except that Manager may at any time assign its rights and obligations under this Agreement to an Affiliate of Manager; provided, that no assignment by Manager to any of its Affiliates shall relieve Manager from any of its obligations hereunder. For purposes of this section, a change of control by a party or any parent entity of a party by operation of law or through a change of a controlling interest of its stock shall be deemed to be an assignment.

                  14.4 Retention of Control by Owner. Owner shall at all times continue to exercise control over the assets and operations of each aspect of the Business, and Manager shall perform its responsibilities as described in this Agreement in accordance with written policies and directives adopted by Owner. By entering into this Agreement, Owner does not delegate to Manager any of the powers, duties and responsibilities vested in the Owner by law, or by its governance documents. Owner may, according to the terms of this Agreement, (i) direct Manager to implement existing Business policy, (ii) adopt as policy for the Business, recommendations or proposals made by Manager or (iii) adopt as policy for the Business the Owner's own proposals notwithstanding any objection by Manager; provided, that any such policy shall be consistent with the terms of this Agreement. The Board of Directors of Owner shall have the right to approve the Annual Budget.

                  Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, the provisions of Sections 3.3 and
3.16 of this Agreement, with regard to the Facilities located in Rhode Island, Owner shall retain authority to (i) hire and terminate the chief executive officer or administrator, (ii) maintain and control the books and records, (iii) dispose of assets and incur liabilities and (iv) adopt and enforce policies regarding operation.

                  14.5 Books and Records. Manager shall make available to Owner or its agents or designees (including the Operating Committee) for inspection and copying by Owner upon request, all books and records and financial data relating to all aspects of the Business. Manager shall provide Owner with copies of all licensure and/or certification surveys conducted at the Facilities.

                  14.6 Force Majeure. Manager shall not be deemed to be in violation of this Agreement if it is prevented from performing any of its obligations under this Agreement for any reason beyond its control including, without limitation, strikes, lockouts, acts of god, unavailability of customers, personnel, supplies, unforeseen changes in statutes, regulations or rules of appropriate governmental or other regulatory authorities.

                  14.7 Binding Agreement. The terms, covenants, conditions, provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of Owner and Manager, their successors and assigns.

                  14.8 Relationship of Parties. Nothing contained in this Agreement shall constitute or be construed to be or to create a partnership, joint venture, lease or any joint relationship between Owner and Manager with respect to the Business.

                  14.9 Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter, and no prior oral or written, and no contemporaneous oral, representations or agreements between the parties with respect to the subject matter of this Agreement shall be of any force and effect. Any additions, amendments or modifications to this Agreement shall be of no force and effect unless in writing and signed by both Owner and Manager.

                  14.10 Governing Law; Venue. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. The parties irrevocably submit and consent to the jurisdiction of any Pennsylvania commonwealth court sitting in Chester or Philadelphia Counties, Pennsylvania or Federal court sitting in Philadelphia, Pennsylvania over any action or proceeding arising out of or relating to this Agreement, and the parties hereby irrevocably agree that all claims in respect of any such action or proceeding may be heard and determined in such Pennsylvania commonwealth or Federal court.

                  14.11 Arbitration of Accounting Matters. If any controversy should arise between the parties in the performance, interpretation and application of this Agreement which involves accounting matters, including, without limitation, the calculation of Net Revenue, the Management Fee and the Offer Price, either party may serve upon the other a written notice stating that such party desires to have the controversy reviewed by an arbitrator, who shall be a representative of a firm specializing in accounting in the eldercare area of medical services. If the parties cannot agree within fifteen (15) days from the service of such notice, upon the selection of such an arbitrator, the arbitrator (which shall not be the then existing auditors of either of the parties) shall be selected or designated by the American Arbitration Association upon the written request of either party hereto. Arbitration of such controversy, disagreement or dispute shall be conducted in accordance with the rules then in force of the American Arbitration Association and the decision and award of the arbitrator so selected shall be binding upon Owner and Manager. Each party shall be responsible for its respective costs and expenses in connection with any such arbitration; provided, that the fees and expenses of the arbitrator and of the American Arbitration Association shall be shared equally by Owner and Manager.

                  14.12  Maintenance of Books, Records and Documents.

                           (a) Until the expiration of four (4) years after the
furnishing of services pursuant to this Agreement, Manager shall, as provided in
Section 952 of the Omnibus Reconciliation Act of 1980 and regulations promulgated thereunder, make available, upon written request, to the Secretary of the United States Department of Health and Human Services, or upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, this Agreement, and all books, documents and records of Manager that are necessary to verify the nature and extent of the costs of any services furnished pursuant to this Agreement for which payment may be made under the Federal Medicare Program.

                           (b) If Manager carries out any of the duties of this
Agreement through a subcontract or subcontracts with an aggregate value or cost of Ten Thousand Dollars ($10,000) or more over a twelve (12) month period with a related organization, such subcontract or subcontracts shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract or subcontracts, the related organization shall, as provided in Section 952, make available, upon written request, to the above referenced Federal officials, or any of their duly authorized representatives, the subcontract or subcontracts, and all books, documents and records of such organization that are necessary to verify the nature and extent of the costs of any services furnished pursuant to such subcontract or subcontracts for which payment may be made under the Medicare program.

                  14.13 Senior Debt Agreement. Manager acknowledges that Multicare will be bound by the terms of (i) a senior debt Agreement (as from time to time amended, restated, executed, renewed, supplemented or modified in any manner, the "Senior Debt Agreement") with Mellon Bank, N.A., Citicorp USA, Inc., First Union National Bank, NationsBank, N.A. and the lenders identified therein and (ii) the terms of certain subordinated indebtedness (the "Subordinated Debt") issued pursuant to the terms of an indenture, dated August 11, 1997, between Multicare and the trustee thereunder. Manager agrees that it will not knowingly take action which would cause Multicare to fail to comply with the terms of the Senior Debt Agreement or the Subordinated Debt.

                  14.14 Further Assurances. At any time and from time to time during the term of this Agreement, at either party's request, each party shall promptly execute and deliver all such further agreements, certificates, instruments and documents, including a certificate of Owner in a form reasonably satisfactory to Manager, stating that this Agreement is in effect with respect to, and is binding against, Owner, and each party shall perform such further actions, as the other party may reasonably request in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

                  14.15  Certain Definitions.

                           (a) Affiliate. The term "Affiliate," as used in this
Agreement, means a person that, directly or indirectly, controls or is controlled by, or is under common control with, the person specified.

                           (b) Business. The term "Business," as used in this
Agreement, means the collective reference to Facilities and Service Companies.

                           (c) Facilities. The term "Facilities," as used in
this Agreement, means the collective reference to all of the eldercare facilities, and the equipment and supplies at such facilities, of Multicare at the time of merger under the Merger Agreement, subject to the effect of subsequent acquisitions and dispositions, including as of the date hereof, without limitation, the facilities set forth on Exhibit A hereto.

                           (d) GAAP. The term "GAAP," as used in this Agreement,
means generally accepted accounting principles, as in effect in the United States of America on the date hereof and applied on a basis consistent with the manner in which such principles were applied in the preparation of the historical financial statements of Genesis.

                           (e) Operating Committee. The term "Operating
Committee," as used in this Agreement, means the operating committee of the Board of Directors of Owner as contemplated by the shareholders' agreement among the Equity Sponsors.

                           (f) Person. The term "person," as used in this
Agreement means any individual, sole proprietorship, joint venture, corporation, business unit, partnership, governmental body, regulatory agency or other entity of any nature.

                           (g) Net Revenues. The term "Net Revenues," as used in
this Agreement, means the revenues of the Business after adequate provision for contractual allowances and adjustments that may be required as a result of audits or reviews by any rate setting authority, calculated in accordance with GAAP.

                           (h) Service Companies. The term "Service Companies,"
as used in this Agreement, means the collective reference to the service companies, management companies and other businesses of Multicare at the time of merger under the Merger Agreement, subject to the effect of subsequent acquisitions and dispositions, including as of the date hereof, without limitation, the companies and businesses set forth on Exhibit A hereto.

                           (i) SG&A Expense. The term "SG&A Expense," as used in
the Agreement, means the non-extraordinary sales, general and administrative expenses of the Business determined in a manner consistent with the manner for making such determination in connection with the preparation of Multicare's audited financial statements for the year ended December 31, 1996 and unaudited financial statements for the six months ended June 30, 1997 as contained in Multicare's Annual Report on form 10-K for the year then ended and Quarterly Report on form 10-Q for the quarter then ended, respectively. Notwithstanding the foregoing, third party expenses relating to (i) external auditing, (ii) third party legal fees and expenses and (iii) public company filings (including filing fees) shall not be included in SG&A Expense.

                  14.16 Severability. If any immaterial provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

                  14.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one original counterpart hereof.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf their duly authorized representatives, as of the day and year first above written.

                     OWNER:
                     GENESIS ELDERCARE CORP.


                     By: /s/ George V. Hager, Jr.
                        --------------------------
                     Name: George V. Hager, Jr.
                     Title: Senior Vice President and Chief Financial Officer

                     MANAGER:
                     --------
                     GENESIS ELDERCARE NETWORK
                     SERVICES, INC.


                     By: /s/ George V. Hager, Jr.
                         ---------------------------
                     Name: George V. Hager, Jr.
                     Title:  Senior Vice President and Chief Financial Officer


                  The undersigned hereby agrees to cause Genesis ElderCare Network Services, Inc. and its Affiliates, as applicable, to comply with the provisions of the foregoing agreement and agrees to be liable for any failure of Genesis ElderCare Network Services, Inc. and its Affiliates, as applicable, to comply with such provisions.

                    GENESIS HEALTH VENTURES INC.


                    By: /s/ George V. Hager, Jr.
                        --------------------------
                    Name: George V. Hager, Jr.
                    Title:  Senior Vice President and Chief Financial Officer

                                    EXHIBIT A

                    THE MULTICARE COMPANIES, INC. FACILITIES

Academy Manor
American Therapy
Apple Valley
Applewood Nursing & Rehabilitation Center
Arbor Glen Care & Rehabilitation
Center Bel-Aire Quality Care
Belmont Nursing and Rehabilitation Center
Benjamin Health Center Berea Quality Care
Berkshire Healthcare Systems Berkshire Manor
Bethel Nursing & Rehabilitation Center
Boston Center for Rehabilitation
Brightwood Nursing and Rehabilitation
Cantebury of Shepherdstown, Ltd.
Capital City Care4, L.P.
Carehaven of Berkeley
Carehaven of Pleasants
Cedar Ridge Nursing and Rehabilitation
Chardon Quality Care
Chateau Village Nursing & Rehabilitation Center
Cinnaminson Manor Nursing Home
Colchester Health Care
Colonial Hall Nursing & Rehabilitation Center
Colonial House Nursing & Rehabilitation Center
Columbus Nursing and Rehabilitation Center
Columbus Quality Care
Columbus Nursing Care
Concord Pharmacy Services, Inc.
Coolidge House Nursing Care
Center Cortland Quality Care Courtyard Nursing Care Center
Cranbury Nursing and Rehabilitation
Center Dawn View Manor
Deer Park Nursing and Rehabilitation Center
Elmwood Nursing and Rehabilitation Center
Emery Nursing and Rehabilitation Center
Ewing Nursing & Rehabilitation Center
Falmouth Assisted Living Community
Farmington Country Home Care
Farmington Country Manor
Fox Hill Care and Rehabilitation Center
Fremont Quality Care
Glynn Memorial Nursing Home
Goddard Court Goddard House
Goddard House at Brookline
Goddard House in Brookline
Grand Islander Health Care Center
Grandview Nursing Home
Greenbriar Quality Care of Boardman
Groton Regency Nursing and Rehabilitation Center
Hampshire Health Care Center
Harbor House Nursing and Rehabilitation Center
Haverford Nursing and Rehabilitation Center
Heritage at Cleveland Circle
Heritage at Falmouth (ALF)
Heritage at Framingham (ALF)
Heritage at The Falls (ALF)
Heritage at North Andover (ALF)
Heritage at Vernon Court (ALF)
Heritage Nursing Care Center
Hillcrest Nursing Center
Holgate Quality Care
Holly Manor Nursing Home
Holy Trinity Eastern Orthodox NRC
Hopkins House Nursing and Rehabilitation Center
Horizon Mobile, Inc.
Inglemoor Nursing and Rehabilitation Center
Ingleside Nursing and Rehabilitation Center
Institutional Health Care Services

Jackson Healthcare Center
Jersey Shore Nursing and Rehabilitation Center
Karmenta Healthcare Center
Kent Quality Care Kent Nursing and Rehabilitation Center
Lakeview Nursing and Rehabilitation Center
Laurel Nursing & Rehabilitation Center Laurel Ridge
Nursing and Rehabilitation
Lehigh Manor Lemont Nursing and Rehabilitation Center
Logan Health Village LTC Pharmacy Systems
Luther Ridge Personal Care Center
Madison Nursing and Rehabilitation Center
Main Line Nursing and Rehabilitation Center
Mansfield Center for Nursing and Rehabilitation
Maple Glen at Fair Lawn Nursing and Rehabilitation Center
Marcella Nursing and Rehabilitation Center
Marshfield Nursing & Rehabilitation Center
Mary Ann Morse Nursing Home
Mercerville Nursing and Convalescent Center
Meriden Nursing Home Miletree Health
Care Center Morris Hills Multicare Center
Multicare Home Health of Illinois
Neshaminy Manor New England Pediatric Care
Norwalk Care & Rehabilitation Center
Oak Grove Quality Care Orwigsburg Manor
Palm Manor Nursing Home
Paradise Oaks Quality Care
Pennypack Manor Nursing Home
Pocahontas Continuous Care Center
Point Pleasant Nursing and Rehabilitation
Presbyterian Manor Prescott House Nursing Home
Quakertown Manor Nursing and Convalescent Center
Rainbow Nursing Center
Raleigh Nursing and Rehabilitation Center
Ravenswood Village Health Care
Reservoir Nursing Home
Ridgeland Nursing & Rehabilitation Center
Ridgewood Manor Nursing Home
River Pines Nursing & Rehabilitation Center
Rivershores Nursing & Rehabilitation Center
Roseview Manor Rosewood Nursing and Rehabilitation
Salmon Brook Convalescent Center
Sanatoga Manor Saratoga Manor
Sarah Brayton Nursing Care Center
Schuylkill Manor
Seacoast Nursing and Retirement Center Senior
Source Home Health Senior Source
Sisterville Nursing and Rehabilitation
Skyview Nursing and Rehabilitation Center
Snow Valley Nursing & Rehabilitation Center
Somerset Quality Care
Southern Ocean Nursing and Rehabilitation Center
Summit Ridge Nursing and Rehabilitation Center
Sutton Hill Nursing and Rehabilitation Center
TCI at Quincy Hospital
TCU at Boston University Medical Center
TCU at Brockton Hospital
TCU at Charlton Memorial Hospital TCU at Deaconess Waltham Hospital TCU at Emerson Hospital TCU at Holy Family
TCU at Jordan Hospital TCU at Lowell General Hospital
TCU at Melrose-Wakefield Hospital
TCU at MetroWest Medical Center - Framingham Union Campus
TCU at MetroWest Medical Center - Leonard Morse Campus
TCU at New England Baptist Hospital
TCU at New England Medical Center
TCU at Norwood Hospital
TCU at Somerville Hospital

TCU at St. Elizabeth's Hospital of Boston
TCU at St. Vincent Hospital TCU at The Deaconess Hospital
TCU at Winchester Hospital Teays Valley Nursing and Rehabilitation Center The Commons at The Greenbriar
The Court of Roseview
The Madison Nursing and Rehabilitation Center
The Northwestern Quality Care
The Willows Nursing and Rehabilitation Center
Thornton Hall
Troy Hills Nursing Center
University Commons Nursing Care Center
Valley Health Village
Village at Cabot Park
Village Manor Nursing Home
Waterview Nursing Center
Westford Nursing and Retirement Center
Westwood Health Care Center
White Sulphur Springs Family Care Center
Willard Quality Care
Willow Ridge Nursing and Rehabilitation Center
Willow Manor Nursing Home

                 THE MULTICARE COMPANIES, INC. SERVICE COMPANIES


ADS Apple Valley, Inc.
ADS Apple Valley Limited Partnership
ADS Consulting, Inc.
The ADS Group, Inc.
ADS Hingham Nursing Facility, Inc
ADS Hingham Limited Partnership
ADS Home Health, Inc.
ADS Management, Inc.
ADS Management, Inc.
ADS/Multicare, Inc.
ADS Recuperative Center, Inc.
ADS Recuperative Center Limited Partnership
ADS Senior Housing Inc.
The Apple Valley Limited Partnership
Automated Professional Accounts, Inc.
Care4 L.P. d/b/a Scotchwood Institutional Services
Century Care Management Inc.
CHG Investment Corp., Inc.
Charlton Nursing Care Center Partnership
Compass Health Services, Inc.
Concord Health Group, Inc.
Concord Home Health, Inc.
Concord Pharmacy Services, Inc.
Concord Rehab, Inc.
Courtyard Nursing Care Center Partnership
Encare of Massachusetts, Inc.
Glenmark Associates, Inc.
GMA Construction, Inc.
Health Resources of Farmington, Inc.
Hingham Healthcare Limited Partnership
Horizon Associates, Inc.
Horizon Medical Equipment and Supply, Inc.
Horizon Mobile, Inc.
Horizon Rehabilitation, Inc.
Institutional Health Care Services, Inc.
Multicare AUC., Inc.
Multicare Home Health of Illinois, Inc.
National Pharmacy Service, Inc.
Progressive Rehabilitation Centers, Inc.
The Recuperative Center Limited Partnership
Rose Healthcare, Inc.
Schuylkill Partnership Acquisition Corp.
Senior Source Inc.
Solomont Family Medford Venture, Inc.
Solomont Family Fall River Venture, Inc.
Total Rehabilitation Center, L.L.C.
Tri-State Mobile Medical Services Inc.

                                    EXHIBIT B

                                   Territories

   State                                                County

   Connecticut                                          Fairfield
                                                        Middlesex
                                                        New London
                                                        Tolland
                                                        Windham

   Massachusetts                                        Barnstable
                                                        Bristol
                                                        Dukes
                                                        Essex
                                                        Middlesex
                                                        Nantucket
                                                        Norfolk
                                                        Plymouth
                                                        Suffolk
                                                        Worcester

   New Jersey                                           Bergen
                                                        Essex
                                                        Hudson
                                                        Hunterdon
                                                        Mercer
                                                        Middlesex
                                                        Monmouth
                                                        Morris
                                                        Passaic
                                                        Somerset
                                                        Sussex
                                                        Union
                                                        Warren

   Ohio                                                 All

   Illinois                                             All

   Pennsylvania                                         Allegheny
                                                        Armstrong
                                                        Beaver
                                                        Butler
                                                        Cambria
                                                        Clarion
                                                        Clearfield
                                                        Crawford

                                                         Elk
                                                         Erie
                                                         Fayette
                                                         Forest
                                                         Greene
                                                         Indiana
                                                         Jefferson
                                                         Lawrence
                                                         McKean
                                                         Mercer
                                                         Somerset
                                                         Venango
                                                         Warren
                                                         Washington
                                                         Westmoreland

                           Rhode Island                  All

                           West Virginia                 All

                           Wisconsin                     All